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                                                              EXHIBIT 99

December 31, 1996

                    WESTINGHOUSE/INFINITY TRANSACTION CLOSES


        Westinghouse Electric Corporation and Infinity Broadcasting Corporation have completed the transaction merging the two companies, it was announced by Michael Jordan, Chairman and Chief Executive Officer, Westinghouse Electric Corporation, and Mel Karmazin, President and Chief Executive Officer, Infinity Broadcasting Corporation. Mel Karmazin will lead the combined CBS Radio group and will serve, along with Peter Lund, in the Office of the Chairman, recently formed by Mr. Jordan.

        The Federal Communications Commission approved the transaction in a unanimous vote on December 26 that completed the approval process. The Department of Justice had approved the merger on November 12, and shareholders of Westinghouse and Infinity voted their approval in separate special meetings on December 10.

        The merger creates the premier radio group in the world, with total revenues of approximately $1 billion. Consisting of 79 radio stations in 17 markets, the group has 64 stations in the top 10 markets.

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